Exhibit 10.3
Tropicana Entertainment Inc.
Management Incentive Plan for Fiscal Year [ ]
Under the Tropicana Entertainment Inc. Performance Incentive Plan

I.PURPOSE

The Tropicana Entertainment Inc. Management Incentive Plan (the “Plan”) has been established for Fiscal Year [    ] under the Tropicana Entertainment Inc. Performance Incentive Plan (the “Performance Incentive Plan”) for those Participants defined under Section III below. [FOR 2016 FINANCIAL AWARDS ONLY: This Plan has been adopted by the Compensation Committee of the Company, subject to the receipt of stockholder approval of the Performance Incentive Plan at the Company’s 2016 Annual Meeting of Stockholders. If the Company’s stockholders do not vote to approve the Performance Incentive Plan, this Plan (including all the Financial Awards and Bonuses awarded hereunder) and the Performance Incentive Plan shall be null and void ab initio and of no further force or effect.]

This Plan authorizes the granting to Participants of Financial Awards or Bonuses that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code (“Qualified Performance-Based Compensation”) and Financial Awards or Bonuses that are not intended to qualify as Qualified Performance-Based Compensation. Those Participants who are Covered Employees shall be awarded Qualified Performance-Based Compensation under this Plan. Financial Awards or Bonuses granted hereunder that are intended to constitute Qualified Performance-Based Compensation shall be subject to the individual limitations set forth in the Performance Incentive Plan.

The purpose of this Plan is to provide additional compensation (otherwise referred to as “Bonus” or “Financial Award”) to Participants for their contribution to the achievement of the objectives of the Company, encouraging and stimulating superior performance by such individuals, and assisting in attracting and retaining highly qualified key employees.

II.    DEFINITIONS

A.    Base Salary equals the base annual salary for each Participant, effective as of January 1, [    ] (or, if later, the Participant’s employment commencement date). If a Participant’s Base Salary changes during the year, the Base Salary used to calculate the Bonus under this Plan will be prorated for the portion of the year each Base Salary was in effect based on a 12-month year. For the avoidance of doubt, Base Salary shall be determined before reductions for contributions (if any) under Code Section 401(k), and shall not include, without limitation and to the extent applicable, (i) any Financial Award under the Plan; (ii) variable compensation such as incentive awards, commissions or spot bonuses, if any; (iii) imputed income from such programs as life insurance, auto allowance, or non-recurring earnings such as moving or relocation expenses, allowances or perquisites, or reimbursed business expenses; (iv) long-term incentive compensation (including stock or stock-equivalent awards, if any); (v) overtime, unless required to be included in Base Salary for purposes of the Plan in accordance with applicable law; or (vi) sign-on or relocation bonuses.

B.    Chief Executive Officer means the Chief Executive Officer of Tropicana Entertainment Inc.

C.    Chief Financial Officer means the Chief Financial Officer of Tropicana Entertainment Inc.

D.    Code means the Internal Revenue Code of 1986, as amended.

E.    Company means Tropicana Entertainment Inc. and its subsidiaries and its successors and assigns.

F.    Compensation Committee means the Compensation Committee of the Board of Directors of the Company.

G.    Covered Employee means a person designated by the Compensation Committee as likely to be a “covered employee” (as such term is defined under Code Section 162(m)) with respect to a given fiscal year of the Company for which or in which a Financial Award or Bonus is payable. An employee of the Company may be designated as a Covered Employee hereunder even if the employee is in fact not a “covered employee” for purposes of Code Section 162(m). Notwithstanding the foregoing, if a Participant is designated as a Covered Employee, such Participant will cease being a Covered Employee if, with respect to the applicable taxable year in which compensation is payable by the Company to the Participant in respect of the Financial Award or Bonus, the Participant is in fact not a “covered employee” for purposes of Code Section 162(m).
H.    Financial Awards or Bonuses mean the awards that Participants may earn pursuant to the Plan.

I.    Fiscal Year means the Company’s Fiscal Year beginning January 1, [ ] and ending December 31, [ ].

J.    Plan means the Tropicana Entertainment Inc. Management Incentive Plan, as from time to time amended.

III.    EMPLOYEES COVERED BY THIS PLAN

Participating employees of the Company selected to participate in the Plan shall be subject to the review and approval by the Compensation Committee (each a “Participant”). If a Participant vacates a listed position, the employee selected as the replacement would be eligible to participate in the Plan pro-rata for the months in the position, subject to approval by the Chief Executive Officer (except that, in the case of Participants who are executive officers, subject to the approval by the Compensation Committee in its sole and absolute discretion). Notwithstanding the foregoing, no Participant shall be eligible to participate in the Plan unless he or she has returned to the Company an executed Confidentiality and Restricted Activity Agreement in connection with the Plan or any former or prior management incentive plan and acknowledged his or her understanding and acceptance of the Company’s policies consistent with the Company practices and procedures.

In order to be eligible to receive a payout under the Plan, on the actual bonus payout date, a Participant must be actively employed, in good standing, and not on a performance improvement plan or in corrective action status as a result of poor performance during the Fiscal Year.

IV.    FINANCIAL AWARD

A Participant in the Plan shall be entitled to a Financial Award computed as the product of:

Participant’s Base Salary	X	Target Bonus Percentage or Dollars	X	Financial Performance as a % of Target (on a 0% - 150% scale)	X	Individual Performance Rating (on a 0% - 150% scale)	=	Participant’s Financial Award (“Bonus”)

provided, however, that with respect to any Participant covered by Section VIII, the Individual Performance Rating component shall not apply for purposes of the above calculation.
A.    “Participant’s Base Salary” shall be the Base Salary (as defined in Section II) of a Participant.

B.    “Target Bonus Percentage or Dollars” for each Participant is determined by level of management and shall be subject to the review and approval by the Compensation Committee.

C.    “Individual Performance Rating” shall be based on an individual performance evaluation as determined in accordance with Section VI below.

D.    “Financial Performance as a % of Target” shall be determined based on the attainment of an Adjusted EBITDA target established by the Compensation Committee. If the achievement of the Adjusted EBITDA Target is less than 90%, the Financial Performance as a % of Target shall be zero. The Financial Performance as a % of Target shall under no circumstances exceed 150%. .

It is intended that increases and decreases in Financial Awards that result from the application of Individual Performance Rating shall not result in an increase in the aggregate Plan payout that would otherwise apply based on the Financial Performance as a % of Target (as approved by the Compensation Committee) and Individual Performance Rating at the 100% level (such aggregate Plan payout being referred to as the “Maximum Bonus Pool”), and in the event that the Financial Awards otherwise calculated in accordance with this Section IV would exceed the Maximum Bonus Pool, each of the Financial Awards calculated on that basis shall be reduced pro rata in order that the aggregate Financial Awards shall not exceed the Maximum Bonus Pool.

V.    FINANCIAL PERFORMANCE TARGET AND PAYOUT RANGES

The financial performance target and payout ranges used under this Plan in the Fiscal Year have been approved by the Compensation Committee based on the annual business plan. The payout percentage for the financial performance target will be based on the level of attainment (as approved by the Compensation Committee). For purposes of the Plan, “Adjusted EBITDA” shall mean operating income before interest, taxes, depreciation and amortization after accrual for bonuses, but excluding property tax credits, CRDA reimbursement credits, discontinued operations, reorganization and deal fees/costs. For purposes of calculating the Adjusted EBITDA amounts for the [ ] Fiscal Year, the Compensation Committee shall, subject to the terms of the Performance Incentive Plan (and solely to the extent consistent with the exemption under Code Section 162(m) for compensation intended to constitute Qualified Performance-Based Compensation that is payable to a Covered Employee), appropriately adjust the performance goal(s) hereunder to take into account the impact of any of the following events on the Company that occurs during the [ ] Fiscal Year: changes in accounting rules, principles or methodology (or similar items); changes in applicable laws, rules or regulations; changes due to consolidations, acquisitions, divestitures or reorganizations affecting the Company and its subsidiaries and affiliates, or other similar changes in the Company’s business; asset write-downs; litigation, claims, judgments, or settlements; national macroeconomic conditions; and any other extraordinary, unusual or non-recurring items (or similar items). With respect to any Financial Award that is not intended to constitute Qualified Performance-Based Compensation, the Compensation Committee may, but shall not be required to, make any such adjustment. For the avoidance of doubt, expenses associated with payments made under this Plan shall be included in the definition of Adjusted EBITDA.

VI.    INDIVIDUAL PERFORMANCE RATING

A Participant’s personal goals shall be developed by the Participant’s supervisor for the Fiscal Year and included in his or her annual performance evaluation. The personal goals of the Chief Executive Officer and the other executive officers will be subject to the review and approval by the Compensation Committee. Attainment of such goals and other performance criteria, both quantifiable and non-quantifiable, may be used to arrive at an overall individual performance rating from 0% to 150%. Such criteria shall be applied consistently to Participants with similar duties pursuant to an evaluation process to be reviewed and approved by the Company’s Human Resources Department. Criteria that may be weighed in arriving at an individual performance rating will be based on such personal goals and may include, without limitation:

•	Achievement of performance targets established in Company’s annual budget

•	Development of staff

•	Successful development/acquisition of new properties

•	Improvement in product programs

•	Attainment of self-development objectives

•	Control or reduction of operating expenses by business unit

•	Safety record of facility or facilities

•	Quality program achievement

•	Business process improvements

The supervisor will assign a personal performance rating, from 0% to 150%, reflecting the Participant’s performance during the Fiscal Year. The Chief Executive Officer reserves the right, in his sole discretion, to accept the personal performance percentage recommendation for each Participant or to modify any personal performance percentage for any Participant to achieve such dispersion of performance ratings as the Chief Executive Officer deems appropriate; provided, however, that the personal performance percentage recommendation of the Chief Executive Officer and other executive officers shall be subject to the review and approval by the Compensation Committee in its sole and absolute discretion.

VII.    COMPUTATION AND DISBURSEMENT OF FUNDS

As soon as practicable after the close of the Fiscal Year and approval of the Company’s annual financial statements, the Chief Financial Officer shall calculate the applicable financial and operating performance measures under the Plan with respect to the Fiscal Year. The Chief Financial Officer shall then calculate the proposed payout under the Plan based upon the proposed achievement of the financial and operating performance measures and the achievement of the Participants’ Individual Performance Ratings with respect to the Fiscal Year. The proposed payout shall be verified by the Chief Executive Officer and presented to the Compensation Committee for review and final approval. Once approved, payment of the Financial Awards shall be made within 30 days after completion of the annual audit, but not later than September 30th of the calendar year following the Fiscal Year. Any determination by the Compensation Committee made under this paragraph shall be final and binding on all parties.

Each Participant shall be liable for any and all federal, state, provincial, local or foreign taxes, pension plan contributions, employment insurance premiums, social insurance contributions, amounts payable to a governmental and/or regulatory body in the Participant’s country and other levies of any kind required by applicable laws to be deducted or withheld with respect to the awards granted pursuant to the Plan (collectively, the “Withholding Taxes”). The Company and its subsidiaries shall have the right to deduct and withhold all required Withholding Taxes from any payment or other consideration deliverable to the Participant.

VIII.    QUALIFIED PERFORMANCE-BASED AWARDS

Notwithstanding anything in this Plan to the contrary, the following provisions will apply with respect to any Participant who is a Covered Employee and any Financial Award or Bonus received by such Participant that is intended to constitute Qualified Performance-Based Compensation:

A.    All decisions and determinations with respect to such Financial Awards or Bonuses will be made by the Compensation Committee members who are “outside directors” within the meaning of Section 162(m) of the Code. The administration of the Plan with respect to such Financial Awards and Bonuses shall be made by such Compensation Committee members.

B.    The applicable pre-established objective performance goals (including without limitation the financial and operating performance measures set forth herein) for Participants and Financial Awards/Bonuses subject to this Section VIII shall be established by the Compensation Committee no later than the earliest to occur of (i) the ninetieth (90th) day following the beginning of the Fiscal Year, (ii) the date on which 25% of the Fiscal Year has been completed, and (iii) such other date as may be required under applicable regulations under Code Section 162(m). Such applicable pre-established objective performance goals shall be set forth in the minutes of the Compensation Committee.

C.    Any Financial Award/Bonus payable to a Participant covered by this Section VIII shall be based on applicable pre-established, objective performance goals (including, without limitation, financial and operating performance measures) that satisfy the requirements for “qualified performance-based compensation” under Code Section 162(m), including the requirement that the achievement of such performance goals be substantially uncertain at the time they are established and that the applicable performance goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the applicable performance measures have been met.

D.    Payment of any Financial Award/Bonus under this Plan to any Participant covered by this Section VIII is conditioned upon the written certification of the Compensation Committee that the pre-established objective performance goals and any other material conditions applicable to such award were satisfied. Any such certification by the Compensation Committee shall be set forth in its minutes.

E.    The Compensation Committee shall have the sole and absolute discretion to decrease, but not increase, the amount of any Financial Award/Bonus otherwise payable to a Participant covered by this Section VIII regardless of the degree of attainment of the applicable performance objectives. The Compensation Committee may, in its sole and absolute discretion, use the Participant’s Individual Performance Rating or other factors for purposes of decreasing the amount of Financial Award/Bonus otherwise payable to the Participant covered by this Section VIII.

IX.        PRORATION OF FINANCIAL AWARDS

Any Participant who is not employed with the Company in a Bonus-eligible position on or prior to October 1, [ ] shall not be eligible to receive a Financial Award for the Fiscal Year, except as otherwise provided by the Compensation Committee. Any Participant who is eligible for a Financial Award but who did not serve in a Bonus-eligible position during the entire Fiscal Year will be eligible to receive a pro-rated Bonus payment based on the amount of time such eligible Participant was actively and continuously employed in an eligible position during the Fiscal Year.

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New Hires and Rehires – The Financial Award will be prorated based upon the number of full months the Participant was employed during the Fiscal Year provided that he or she becomes employed prior to October 1st. For example, a Participant initially hired on July 1st would be eligible for 50% of the annual Financial Award, whereas a Participant newly hired on or after October 1st would not be eligible to receive any portion of the Financial Award. In the case of rehires, there is no credit for prior service, and the rehire date must also occur prior to October 1st in order for the Participant to be Bonus-eligible under the Plan for the Fiscal Year.

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Leaves of Absence - Time taken during a leave of absence (including disability leave) is not credited toward eligibility for a Financial Award; therefore, awards will be prorated for the length of time on leave of absence. Furthermore, payments of Financial Awards are not considered earned and payable unless and until the Participant returns to work, with the exception of military leave. If the leave of absence lasts nine months or more during the Fiscal Year, the Participant will not have met the three-month eligibility required to earn a Bonus for the Fiscal Year.

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Promotions and Demotions – If the action results in a movement from one Bonus-eligible position to another Bonus-eligible position (with either a higher or lower Bonus target), a prorated Financial Award will be calculated. The Financial Award will be calculated separately by factoring the time in each Bonus-eligible position by the corresponding Bonus target and Base Salary during the Participant’s tenure in each position. However, if a Participant is both promoted and later demoted during the Fiscal Year, the

Participant’s entire Bonus eligibility and Bonus target percent will be determined by the lower grade.

•	Status Change

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Change in employment status – The Financial Award is not payable unless the Participant has occupied a Bonus-eligible position for at least three months during the Fiscal Year on a full-time basis (i.e., 40-hour or more per week), unless specifically approved by the company’s CEO, and meets all eligibility criteria during the last full quarter of the Fiscal Year, i.e., from October 1st through December 31st. The Financial Award will be based upon the Base Salary and the annual Bonus target while in the Bonus-eligible position.

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Bonus-eligible position to a non-Bonus eligible position – The Financial Award will be prorated based upon the time in a Bonus-eligible position as long as the Participant was in the position for a minimum of three months during the Fiscal Year. A Participant must occupy a Bonus-eligible position prior to October 1st in order to be eligible to receive a Bonus payment for the Fiscal Year. The Financial Award will be based upon the Base Salary and the annual Bonus target while in the Bonus-eligible position.

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Non-Bonus-eligible position to a Bonus-eligible position – The Financial Award will be prorated based on the time worked, the corresponding Bonus target, and the Base Salary in effect while in the Bonus-eligible position as long as the Participant was in the eligible position for a minimum of three months during the Fiscal Year. A Participant must move into the Bonus-eligible position prior to October 1st in order to be eligible to receive a Bonus payment for the Fiscal Year.

X.    FORFEITURE/RECOUPMENT OF FINANCIAL AWARDS

Financial Awards are not considered earned until they are approved by the Compensation Committee and are actually paid by the Company. Consequently, a Participant whose employment with the Company is voluntarily or involuntarily terminated prior to the actual Financial Award payment date will be ineligible for payment of the Financial Award, except as otherwise provided by the Compensation Committee in its sole and absolute discretion, in which case any such Financial Award to the terminated employee shall be paid at the time Financial Awards are paid to active employees pursuant to Section VII above.

If the Compensation Committee, in its sole and absolute discretion, determines that (i) there has been misconduct or a gross dereliction of duty resulting in either a violation of law or Company policy or procedures, that, in either case, causes significant financial or reputational harm to the Company (or any of its affiliates), and that a Participant committed the misconduct or gross dereliction of duty, or failed in his or her responsibility to manage or monitor the applicable conduct or risk; (ii) a conduct of a Participant involves an immoral act which is reasonably likely to impair the reputation of the Company (or any of its affiliates); (iii) a Participant committed, or was indicted for, a felony or any crime involving fraud or embezzlement or dishonesty or was convicted of, or entered a plea of nolo contendere to a misdemeanor (other than a traffic violation) punishable by imprisonment under federal, state or local law; (iv) a Participant violated any securities or employment laws or regulations; (v) a Participant materially breached the

Confidentiality and Restricted Activity Agreement or any non-compete and/or non-solicitation clauses in a Participant’s employment letter; (vi) a Participant embezzled and/or misappropriated any property of the Company (or any of its affiliates) or committed any act involving fraud with respect to the Company (or any of its affiliates); or (vii) a Participant engaged in conduct (including by omission) or an event or condition has occurred, which, in each case, would have given the Company the right to terminate the Participant’s employment for Cause (as defined in the Performance Incentive Plan), then, to the extent not prohibited by applicable law, the Compensation Committee, in its sole and absolute discretion, may seek reimbursement from such Participant (and such Participant shall be obligated to repay) all or any portion of any payments made to such Participant in respect of the Financial Award.

If the Compensation Committee determines, in its sole and absolute discretion, that calculations underlying the performance measures and targets, including but not limited to mistakes in the Company’s financial statements with respect to the Fiscal Year, were incorrect, then the Compensation Committee may, in its sole and absolute discretion, seek to recover the amount of any payment made to Participants that exceeded the amount that would have been paid based on the corrected calculations.

To the extent not prohibited by applicable law, if a Participant is an officer of the Company, or, if applicable, has otherwise been designated by the Board of Directors as an “officer” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, the Board of Directors shall seek reimbursement of any payment made to such Participant in respect of the Financial Award in the event of a restatement of the Company’s (or any of its subsidiaries’) financial results (occurring due to material noncompliance with any financial reporting requirements under applicable securities laws) that reduced a previously granted payment made to such Participant in respect of the Financial Award. In that event, the Compensation Committee may, in its sole and absolute discretion, seek to recover the amount of any such payment made to the Participant that exceeded the amount that would have been paid based on the restated financial results.

If the Company subsequently determines that it is required by law to apply a “clawback” or alternate recoupment provision to the Financial Award, under the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, then such clawback or recoupment provision also shall apply to such Financial Award, as if it had been included on the effective date of this Plan.

To the extent not prohibited under applicable law, the Company, in its sole and absolute discretion, will have the right to set off (or cause to be set off) any amounts otherwise due to a Participant from the Company in satisfaction of any repayment obligation of such Participant hereunder, provided that any such amounts are exempt from, or set off in a manner intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

For the avoidance of doubt, the Company’s rights under this Section X shall apply to Participants, without regard to whether any such Participant is currently providing, or previously provided, services to the Company as an employee.

XI.    ADMINISTRATION

This Plan shall be administered by the Company’s Human Resources Department, subject to the control and supervision of the Chief Executive Officer and the Compensation Committee. In the event of a claim or dispute brought forth by a Participant (other than the Chief Executive Officer), the decision of the Chief Executive Officer as to the facts in the case and the meaning and intent of any provision of the Plan, or its application, shall be final, binding, and conclusive. In the event of a claim or dispute brought forth by the Chief Executive Officer, the decision of the Compensation Committee as to the facts in the case and the meaning and intent of any provision of the Plan, or its application, shall be final, binding, and conclusive.

XII.    NO EMPLOYMENT CONTRACT; FUTURE PLANS

Participation in this Plan shall not confer upon any Participant any right to continue in the employ of the Company nor interfere in any way with the right of the Company to terminate any Participant’s employment at any time. The Company is under no obligation to continue the Plan in future years. Participation in this Plan shall also supersede and eliminate any incentive bonus plan or other contractual bonus arrangement (including, without limitation, any sales commission, safety incentive, personal incentives and project incentives) that the Participant has or may have had by contract or otherwise, except as may be expressly provided in the acceptance document that such Participant executes.

XIII.    AMENDMENT OR TERMINATION

The Compensation Committee may at any time, or from time to time, in its sole and absolute discretion, (a) amend, alter or modify the provisions of this Plan, (b) terminate this Plan, or (c) terminate the participation of an employee or group of employees in this Plan; provided, however, that in the event of the termination of this Plan or a termination of participation, the Compensation Committee, in its sole and absolute discretion, may determine that a prorated award is payable to employees who were Participants in this Plan under such terms and conditions as established by the Compensation Committee in its sole and absolute discretion.

XIV.    GENERAL PROVISIONS

A.    No rights of the Participants under this Plan shall be transferable or assignable by a Participant, either voluntarily or involuntarily by way of encumbrance, pledge, attachment, levy or charge of any nature (except as may be required by state or federal law).

B.    Nothing in the Plan shall require the Company to segregate or set aside any funds or other property for the purpose of paying any portion of an award. No Participant, beneficiary or other person shall have any right, title or interest in any amount awarded under the Plan prior to the payment of such award to him or her. A Participant’s rights to a Financial Award under this Plan are no greater than those of unsecured general creditors of the Company.

C.    By participating in the Plan, each Participant hereunder shall consent to the holding and processing of personal information provided by such Participant to the Company, any affiliate of the Company, trustee or third party service provider, for all purposes relating to the operation of the Plan. These include, but are not limited to: (i) administering and maintaining Participant records; (ii) providing information to the Company, its affiliates, trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan; (iii) providing information to future purchasers or merger partners of the Company or any of its affiliates, or the business in which the Participant works; and (iv) to the extent not prohibited by applicable law, transferring information about the Participant to any country or territory that may not provide the same protection for the information as the Participant’s home country.

D.    This Plan is governed by the laws of the State of New York and as such will be construed under and in accordance with the laws of the State of New York without regard to conflicts of law.

Chief Executive Officer         Date
Tropicana Entertainment Inc.